CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the CM Advisors Family of Funds and to the use of our report dated April 27, 2020 on the financial statements and financial highlights of CM Advisors Fixed Income Fund, a series of shares of beneficial interest in CM Advisors Family of Funds. Such financial statements and financial highlights appear in the February 29, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 26, 2020